EXHIBIT 99.2
Memo

To:	All Team Members

From:	Gregory L. Burns

Date:	December 20, 2007

Re:	Announcement by Crescendo Partners

Some of you may have heard or noted that Crescendo Partners, a holder of approximately 11 percent of the Company’s common shares, intends to nominate a slate of four directors to the Company’s nine-member Board at the Company’s 2008 annual meeting.

Our existing Board has a broad range of experience, and is committed to continuing to act in the best long-term interests of our shareholders, as well as our team members, guests, business partners and communities. With the guidance of our Board, during the past year we have taken a number of steps to enhance long-term shareholder value, including the very difficult decision to sell the commissary and outsource manufacturing and distribution; buying back approximately 8 percent of our shares outstanding; implementing the first quarterly dividend in our Company’s history; refining Project RevO’lution and Dressed to the Nines and announcing a more aggressive rollout of those projects in 2008. Our Board and our senior management teams continue to be focused on three strategic areas: Build A Winning Team, Maximize Box Economics and Achieve Guest Satisfaction. We believe the Board, as it is currently comprised, is very effective, and we appreciate the strong support, guidance and leadership we receive from them.

Consistent with their responsibilities to the shareholders of our company, the Board and our financial advisors have explored a number of the financial structuring alternatives that Crescendo mentioned in its release this morning. After repeated and ongoing consideration and analysis, the Board concluded that the best course of action is to continue to invest in our business, enhance the value of our brands, and execute our strategic plan. Management and the Board will continue to review opportunities to enhance shareholder value while maintaining the financial flexibility for our anticipated future growth. Both the Board and senior management value and appreciate the guidance and advice we receive from all shareholders, who have ideas on increasing shareholder value. We have had preliminary discussions with Crescendo regarding their views of our Company, and their desire to have Board representation.

Please do not let this distract you from your job of providing outstanding food and service to every guest every day. The best thing we can all do for our shareholders is to drive same store sales and profitability. We thank you for your continued focus on A Passion To Serve and building a best of class restaurant company. I wish you and your families a Merry Christmas and Happy New Year.